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                                  EXHIBIT 99.4
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                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                        (614) 766-1426 (614) 766-1459 FAX


March 10, 2006


The Board of Directors
First Clover Leaf Financial Corp.
First Federal Financial Services, MHC
First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, Illinois 62025

Re:     Subscription Rights - First Clover Leaf Financial Corp.

Gentlemen:

The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" common stock of First Clover Leaf Financial Corp. (the "Corporation"), the successor company to First Federal Financial Services, Inc., Edwardsville, Illinois, in regard to the second stage stock offering of the Corporation and simultaneous acquisition of Clover Leaf Financial Corp.

Because the Subscription Rights to purchase shares of Common Stock in the Corporation, which are to be issued to the depositors of First Federal Savings and Loan Association and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in a Direct Community Offering, we are of the opinion that:

        (1) The Subscription Rights will have no ascertainable fair market value, and;

        (2) The price at which the Subscription Rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise.

Further, it is our opinion that the Subscription Rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller

Michael R. Keller
President